Exhibit 99.4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k), as promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock, par value $0.001 per share of MetaVia Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of May 20, 2025.

DONG-A ST CO., LTD.

By:	/s/ Jae Hoon Jeong
Name: Jae Hoon Jeong
Title: Chief Executive Officer

DONG-A SOCIO HOLDINGS CO., LTD.

By:	/s/ Min Young Kim
Name: Min Young Kim
Title: Chief Executive Officer